                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        EXSTAR FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)  Title of each class of securities to which transaction applies:
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    2)  Aggregate number of securities to which transaction applies:
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    3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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    5)  Total fee paid:
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[ ]     Fee paid previously with preliminary materials.
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[ ]     Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)  Amount Previously Paid:
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

                          EXSTAR FINANCIAL CORPORATION

                                -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 16, 1997

                                -----------------



To the Stockholders of
EXSTAR FINANCIAL CORPORATION

    The Annual Meeting of Stockholders of Exstar Financial Corporation (the "Company") will be held at 9:00 a.m., local time, on Tuesday, September 16, 1997, at the Los Olivos Grand Hotel, 2860 Grand Avenue, Los Olivos, California. A Proxy and a Proxy Statement for the Annual Meeting are enclosed. The Annual Meeting is for the following purposes:

    (1)   To elect two Class II directors to the Company's Board of Directors;
          and

    (2) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on Friday, August 15, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

                                         By order of the Board of Directors,

                                         RICHARD G. KERSTEN
                                         Secretary


Solvang, California
August 22, 1997




ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY.
WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                          EXSTAR FINANCIAL CORPORATION
                               2029 VILLAGE LANE
                        SOLVANG, CALIFORNIA  93463-2275
                                 (805) 688-8013

                              -----------------

                               PROXY STATEMENT

                              -----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 16, 1997

    The accompanying proxy is solicited by the Board of Directors of Exstar Financial Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m., local time, on Tuesday, September 16, 1997, at the Los Olivos Grand Hotel, 2860 Grand Avenue, Los Olivos, California, and any adjournments thereof. This Proxy Statement and accompanying form of proxy were first released to stockholders on or about August 22, 1997.


                   VOTING SECURITIES; PROXIES; REQUIRED VOTE
    VOTING SECURITIES. The Board of Directors has fixed the close of business on August 15, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of August 15, 1997, the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had 4,961,500 shares of Common Stock, par value $.01 per share (the "Common Stock"), outstanding. The outstanding shares of Common Stock constitute the only voting securities of the Company entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on all matters to come before the Annual Meeting.

    PROXIES. Steven C. Shinn, the person named as proxy on the proxy card accompanying this Proxy Statement, was selected by the Board of Directors of the Company to serve in such capacity. Mr. Shinn is the President and a director of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy, or
(ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

    REQUIRED VOTE. A majority of the outstanding shares of the Company's Common Stock voting in person or by proxy constitutes a quorum. The affirmative vote of the holders of a plurality of the shares represented at the Annual Meeting in person or by proxy is required to elect a nominee for director. Stockholders will not be allowed to cumulate their votes in the election of directors.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but will have no effect on the voting on the proposal to elect directors.

                             ELECTION OF DIRECTORS
         The Company's Board of Directors consists of four directors. Article Fifth of the Company's Certificate of Incorporation provides that the Board of Directors will be classified with respect to the terms for which its members hold office by dividing the members into three classes. At the 1997 Annual Meeting, two Class II directors will be elected for a term of three years expiring at the 2000 Annual Meeting. Nominees Steven C. Shinn and David W. Fleming are presently serving as directors of the Company.

         The Board of Directors recommends that the stockholders vote IN FAVOR of the election of Mr. Shinn and Mr. Fleming to serve as directors of the Company. Unless otherwise directed, proxies will be voted "FOR" the election of Mr. Shinn and Mr. Fleming.

         The two directors whose terms of office do not expire in 1997 will continue to serve after the 1997 Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See "Executive Officers and Other Directors" below.

         If at the time of the Annual Meeting either of the nominees is unable or declines to serve, the persons named in the proxy will vote for such substitute nominee as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board, as the Board recommends. The Board of Directors has no reason to believe that the nominees will be unable or will decline to serve as directors if elected.

         The vote of the holders of a plurality of shares represented in person or by proxy at the Annual Meeting, or any adjournments thereof, provided a quorum is present, will be required to elect the nominees as directors. Each stockholder will be entitled to vote the number of shares of Common Stock held as of the record date by the stockholder. Peter J. O'Shaughnessy, who owns 65.3% of the outstanding Common Stock of the Company, has advised the Company that he intends to vote for both of the nominees to the Board of Directors.

NOMINEES
         The names of the nominees for the office of director, together with certain information concerning the nominees, are set forth below:

                                                                                                 SERVED AS
               NAME                   AGE                POSITION WITH COMPANY                 DIRECTOR SINCE
  ------------------------------    -------     -------------------------------------        ------------------
                                                         CLASS II DIRECTORS
                                                       TERM TO EXPIRE IN 2000
  Steven C. Shinn                    49         President and a Director                      1988 (1)
  David W. Fleming (2)(3)            62         Director                                      1994
------------------

(1) Director of the Company (or one or more of its predecessor organizations) since 1988.
(2) Member and Chairman of Audit Committee.
(3) Member of Compensation Committee.

         Mr. Shinn has served as President of the Company since September 1993. He served as an Executive Vice President of the Company (or its predecessor organizations) from its formation in 1988 until September 1993. Mr. Shinn has been a director of the Company (or its predecessor corporations) since its formation in 1988. Mr. Shinn has been a director of Alpine Insurance Company, an Illinois property and casualty insurance company ("Alpine"), which is an indirect subsidiary of the Company, since 1987. He was an executive officer of Alpine from 1987 to June 1993 and has been its President since September 1996. Mr. Shinn was also an executive officer of Transco Syndicate #1 Ltd.

("Syndicate") from 1987 to June 1993 and served as its President from September 1996 through December 1996. The Syndicate was a subsidiary of the Company through which the Company previously conducted insurance business. However, effective December 31, 1996, the Syndicate merged its operations with its wholly-owned subsidiary, Alpine, and changed its name to Alpine Holdings, Inc. Mr. Shinn has been an executive officer and director of TCO Insurance Services, a California corporation ("TCO-CA") since 1987, and was an executive officer and director of TCO Insurance Services, Inc., an Illinois corporation ("TCO-IL"), from 1987 to June 1993. TCO-CA and TCO-IL are subsidiaries of TCO Holdings, Inc. ("TCO Holdings"), a Delaware corporation affiliated with, but not owned by, the Company. TCO-CA, TCO-IL, TCO Holdings and their affiliates, other than the Company and its subsidiaries, are sometimes collectively referred to herein as "TCO". Mr. Shinn has served as a director of Advanced Hardware Architectures, Inc., a designer of computer chips located in Pullman, Washington, since 1989.

         Mr. Fleming has been of counsel to the law firm of Latham & Watkins since 1992. From 1960 to 1992, he was a senior partner at the law firm of Fleming and Ingalls in the San Fernando Valley region. Mr. Fleming has been Vice President of the Los Angeles City Board of Fire Commissioners since 1993 and Chairman of Valley Presbyterian Hospital since 1988. He has been a director of Valley Industry and Commerce Association ("VICA") for 25 years and served as VICA's Chairman from 1988 to 1990.

EXECUTIVE OFFICERS AND OTHER DIRECTORS

         The following table sets forth certain information with respect to each of the executive officers of the Company and the directors who will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire or until their successors are elected and qualified:

            NAME                      AGE                      POSITION WITH COMPANY
----------------------------        -------  -------------------------------------------------------------
Peter J. O'Shaughnessy                 55    Chief Executive Officer, Chairman of the Board and a Director
Mark Rosenberg                         46    Senior Vice President and Chief Financial Officer
Richard G. Kersten                     51    Senior Vice President, Secretary and General Counsel
Frank A. Johnson(1)(2)                 62    Director
------------------

(1) Member of Audit Committee.
(2) Member of Compensation Committee.

    Mr. O'Shaughnessy has served as the Chief Executive Officer and Chairman of the Board of the Company (or its predecessor organizations) since its formation
in 1988, and served as its President from 1988 to September 1993.   Mr.
O'Shaughnessy's term as a director expires in 1998. Mr. O'Shaughnessy has been Chairman of the Board of Alpine since 1988 and was an Executive Vice President of Alpine from 1986 to June 1993. Mr. O'Shaughnessy has served as Chairman of the Board of the Syndicate and was President of the Syndicate from 1985 to June 1993. He has been Chairman of the Board and Chief Executive Officer of TCO-CA since 1977 and was President of TCO-CA and its predecessors from 1977 to September 1993. He has also been a director of TCO-IL since 1987. From 1986 to December 1993, Mr. O'Shaughnessy was a member of the Board of Trustees of the Illinois Insurance Exchange ("IIE"), and a member, as well as chairman, of a number of committees of the IIE Board.

    Mr. Rosenberg has served as Chief Financial Officer and Senior Vice President of the Company since January 1, 1997. From 1988 to 1997, he served as Controller and Reinsurance Manager of TCO-CA. Mr. Rosenberg has been a director of Alpine since September 1996.

    Mr. Kersten served as a Director of Exstar from its formation in 1988 until 1992, and has served as a director and/or Senior Vice President, Secretary and General Counsel of Alpine, the Syndicate and TCO since the inceptions of these companies.

    Mr. Johnson was appointed as a Director of the Company by the Board of Directors on August 6, 1997. His term expires in 1998. Mr. Johnson is the President of RSA Soil Products, a wholesale distributor of soil products, which he founded in 1954. He is also the President of Sutter Enterprises, a trucking company for RSA Soil Products, a position he has held since its formation in 1969.

    BOARD MEETINGS. During the years ended December 31, 1995 and 1996, the Board of Directors held 15 and 4 meetings, respectively (including taking action by written consent). No director attended fewer than 75% of the total number of board meetings held (during the period for which he was a director) or 75% of the total number of committee meetings held (during the period for which he was a committee member) during each of such periods.

    COMMITTEES OF THE BOARD OF DIRECTORS. In March 1993 the Board of Directors established an Audit Committee. The Audit Committee generally has responsibility for recommending independent auditors to the Board for selection, reviewing the plan and scope of the accountants' audit, reviewing the Company's audit and control functions and reporting to the full Board of Directors regarding all of the foregoing. During 1995, the Audit Committee, which was then comprised of Mr. Fleming and another independent director held 5 meetings, at which both members were present. During 1996, the Company's Board of Directors included only one independent director, and, thus, the Board did not maintain an Audit Committee. The Audit Committee currently consists of Messrs. Fleming and Johnson.

    In February 1995, the Board of Directors established a Compensation Committee which generally has the responsibility to establish the overall compensation policies to be followed by the Board of Directors and recommends the compensation of the Company's key employees. In 1995, the Compensation Committee (which was then comprised of Mr. Fleming and another independent director) held 5 meetings, at which both members were present. During 1996, the Company's Board of Directors included only one independent director, and, thus, the Board did not maintain a Compensation Committee. During 1996, the full Board of Directors participated in deliberations concerning executive officer compensation. The Compensation Committee is currently comprised of Messrs. Fleming and Johnson.


                               EXECUTIVE OFFICERS

    All executive officers of the Company are identified in the tables entitled "Election of Directors--Nominees" and "--Executive Officers and Other Directors."

    The executive officers are elected by the Board of Directors of the Company annually and such officers serve at the discretion of the Board of Directors. See "Executive Compensation." There are no family relationships among any of the directors or executive officers of the Company.

    Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act"), as amended, requires the Company's executive officers, directors and persons who own greater than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the SEC and any exchange on which the Company's securities may be listed. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the forms it has received and on written representations from certain Reporting Persons that no such forms were required for them, the Company believes that during the year ended December 31, 1996, the Reporting Persons complied with all filing requirements applicable to them, except as described below.

    In 1996, Mr. Shinn inadvertently failed to timely file a report on Form 5 for 1995. The Form 5, which was required to be filed by February 14, 1996, was filed April 15, 1996.


                             EXECUTIVE COMPENSATION

GENERAL
    From the date of the Company's initial public offering through the end of December 1994, neither the Company nor any of its subsidiaries had any compensated employees. During that period, employees of TCO (including individuals who were executive officers of the Company) performed all administrative, management, underwriting, finance, claims, investment and other services for the Company and its subsidiaries pursuant to a Master Agreement entered into in December 1992 in connection with the Company's initial public offering ("Master Agreement") and management agreements between TCO-IL and the Company. Under these management agreements, TCO-IL received commissions based upon fixed percentages of the gross premium, profit and invested assets of Alpine and the Syndicate; its compensation was not based on the time devoted, or services provided, to the Company by TCO personnel. Further, the compensation received by the Company's executive officers from TCO was not directly related to services provided by them to the Company or to the results of the Company's operations. Neither the Company nor any of its subsidiaries paid any salary to the Company's executive officers in 1994. All such executive officers were remunerated directly by TCO, in their capacities as employees of TCO.

    In early 1995, the Company adopted certain accounting changes which affected its historical and future consolidated financial statements prepared in accordance with GAAP. As a result of one of these changes, decreases in TCO's stockholder's equity are treated as expenses of the Company, even though TCO is not a subsidiary of the Company. Conversely, certain increases in TCO's stockholder's equity in any period result in increases in the Company's net income in such period, provided that the aggregate increase in the Company's net income as a result of increases in TCO's stockholder's equity does not exceed the aggregate amount of losses previously recognized by the Company as a result of TCO's operations. In view of these GAAP accounting changes and the direct impact that TCO's changes in stockholder's equity have on the Company's GAAP financial statements, the Company elected to provide the information required by Item 402 of Regulation S-K with respect to compensation received by its executive officers from TCO for 1994.

    Effective January 1, 1995, the Company's executive officers became direct employees of the Company, and, as such, began to receive compensation directly from the Company. Each such individual continued to hold the offices and directorships he previously held with TCO, and certain of such individuals continued to receive salaries from TCO until August 1, 1996.

    Effective August 1, 1996, portions of the compensation paid to the Company's executive officers were allocated to and reimbursed to the Company by Transre Insurance Services ("Transre") and Exstar E&S Insurance Services ("E&S"), two entities which are affiliated with, but are not subsidiaries of, the Company. The Company directly pays such amounts solely for administrative convenience. The amounts paid by Transre and E&S are not in any way related to the Company's results or the time devoted, or services provided, to the Company. Accordingly, such amounts reimbursed by Transre and E&S are not reflected in the body of the Summary Compensation Table below.

SUMMARY COMPENSATION
    The following table provides information concerning the annual and other compensation for services in all capacities to the Company and TCO (but not for services to Transre or E&S) for 1996, 1995 and 1994 of those persons who were at December 31, 1996 (i) the Chief Executive Officer of the Company, (ii) two executive officers of the Company whose salaries exceeded $100,000 for 1996 and
(iii) two executive officers who left the employ of the Company during 1996, for whom, but for that fact, disclosure would have been required (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                                  ANNUAL
                                                               COMPENSATION          AWARDS
                                                               ------------       ------------
                                                                  OTHER            SECURITIES
                                                                  ANNUAL           UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL                   SALARY       BONUS    COMPENSATION          OPTIONS      COMPENSATION
         POSITION             YEAR        ($)          ($)         ($)                 (#)             ($)
--------------------------    ----      ---------     -----    ------------       ------------    ------------
Peter J. O'Shaughnessy,       1996        665,462(1)   --         33,532(2)              --            --
  Chairman of the Board,      1995      1,314,052(3)   --         79,569(4)              --            --
  Chief Executive Officer     1994      1,004,159(5)   --        208,746(6)              --            --

Steven C. Shinn, President    1996        207,310(7)   --             --             13,175(8)         --
                              1995        237,522      --             --             13,175(8)         --
                              1994        200,310(5)   --             --             26,352(8)         --

Richard G. Kersten,           1996        129,945(9)   --             --                 --            --
  Senior Vice President,      1995        156,625(5)   --             --                 --            --
  General Counsel and         1994        148,550(5)   --             --                 --            --
  Secretary

Craig L. Rice (10)            1996        100,475      --             --                 --        42,764(11)
                              1995        194,249      --             --                 --            --
                              1994        190,310(5)   --             --                 --            --

John T. Clark (12)            1996        105,528(13)  --             --                 --            --
                              1995        135,237      --             --                 --            --
                              1994        119,998      --             --                 --            --

__________________
(1) Includes $37,505 paid by TCO. The TCO companies are not subsidiaries of the Company and are directly or indirectly wholly owned by Mr. O'Shaughnessy. Excludes $123,175 paid by the Company in 1996 but reimbursed to the Company by Transre and E&S.
(2) This amount is attributable to various services and benefits provided to Mr. O'Shaughnessy by TCO ($23,818) and by the Company ($9,714).
(3) Includes $592,347 paid by TCO.
(4) This amount is attributable to various services and benefits provided to Mr. O'Shaughnessy by TCO ($37,569) and by the Company ($42,000).
(5) Paid by TCO.
(6) This amount is attributable to various services and benefits provided to Mr. O'Shaughnessy by TCO ($195,899) and by the Company ($12,847). Of the amount paid by TCO, $79,589 is attributable to salaries of certain individuals for the performance of maintenance services for Mr. O'Shaughnessy or his family in connection with a venture unrelated to the Company.
(7) Excludes $20,740 paid by the Company in 1996 but reimbursed to the Company by Transre and E&S.
(8) The indicated number reflects issued and outstanding shares of the Company's Common Stock which were owned by TCO and which were available for purchase upon the exercise of options granted under the TCO Insurance Services 1992 Stock Incentive Plan ("TCO Plan"). Such options were terminated by mutual agreement of Mr. Shinn and TCO effective April 1, 1997.
(9) Includes $81,817 paid by TCO. Excludes $12,032 paid by the Company in 1996 but reimbursed to the Company by Transre and E&S.

(10) Employment terminated during 1996. Mr. Rice was the Executive Vice President, Chief Financial Officer and Treasurer of the Company.
(11) Represents payments made pursuant to a consulting agreement entered into by the parties in connection with the lawsuit against the Company's former auditors after Mr. Rice left the employ of the Company.
(12) Employment terminated during 1996. Mr. Clark was the Senior Vice President (Regulatory Matters) of the Company.
(13) Excludes $7,804 paid by the Company in 1996 but reimbursed to the Company by Transre and E&S.

         Effective January 1, 1997, and again effective July 1, 1997, the Company reduced the portions of the salaries of its executive officers paid by the Company. The salaries payable by the Company for 1997 are: (i) $200,000 for Mr. O'Shaughnessy (plus an additional $300,000 allocated to and payable by Transre and E&S), (ii) $190,313 for Mr. Shinn (plus an additional $72,187 allocated to and payable by Transre and E&S); and (iii) $107,953 for Mr. Kersten (plus an additional $46,300 allocated to and payable by Transre and E&S). The foregoing amounts do not take into account any bonuses, options or other non-salary compensation paid or that could be paid during the year.

OPTION GRANTS IN 1996
         No stock options or stock appreciation rights were granted by the Company in 1996. TCO granted Mr. Shinn options in 1996 to purchase 13,175 shares of the Company's Common Stock from TCO pursuant to the TCO Plan.

AGGREGATED OPTION EXERCISES AND YEAR-END 1996 OPTION VALUES
         No options or stock appreciation rights were exercised by the Named Officers in 1996. The following table provides information on unexercised options held by the Named Officers at December 31, 1996. All of such options were granted pursuant to the TCO Plan.

                          YEAR-END 1996 OPTION VALUES

                                        NUMBERS OF SHARES                           VALUE OF
                                      UNDERLYING UNEXERCISED                UNEXERCISED IN-THE-MONEY
                                       OPTIONS AT 12/31/96                     OPTIONS AT 12/31/96
                                               (#)                                   ($)(1)
                                    -------------------------               -------------------------
           NAME                     EXERCISABLE/UNEXERCISABLE               EXERCISABLE/UNEXERCISABLE
-------------------------           -------------------------               -------------------------
Peter J. O'Shaughnessy                         0/0                                     0/0
Steven C. Shinn                           75,450/37,725                                0/0
Richard G. Kersten                         18,323/9,165                                0/0
Craig L. Rice                             36,646/18,329                                0/0
John T. Clark                              18,323/9,165                                0/0
------------------

(1) There were no "in-the-money" options at December 31, 1996.

TERMINATION OF TCO PLAN OPTIONS AND NEW OPTION GRANTS IN 1997
         Prior to April 1, 1997, TCO owned 536,000 shares of the Company's common stock. Of this amount, 274,781 shares were the subject of options issued by TCO to TCO employees, Company employees and others. The exercise price of such options was $2.73 per share, and options for all but 916 of the shares were fully vested. In connection with the Company's hiring and continuing employment of the former employees of TCO, effective April 1, 1997, all such TCO options were terminated, and the 536,000 shares of the Company's Common Stock owned by TCO were transferred to the Company for a total payment of $5,360. Generally in exchange for the transfer, and also effective April 1, 1997, the Company agreed to issue incentive stock options with respect to 400,000 shares of the Company's Common Stock to employees of the Company and its affiliates, including options with respect to 215,682 shares to replace options previously issued by TCO and options with respect to 184,314 additional shares. Of the options granted by the Company, options with respect to 50,000 shares were issued to Mr. O'Shaughnessy, options with respect to 146,350 shares were issued to Mr. Shinn (126,350 of which were issued to replace options previously issued under the TCO Plan), options with respect to 16,000 shares were issued to Mark Rosenberg, the Company's Chief Financial Officer (1,374 of which were issued to replace options previously issued under the TCO Plan), and options with respect to 27,488 shares were issued to Mr. Kersten (all of which were issued to replace options previously issued under the TCO Plan). The vesting periods for these options generally run through at least January 1, 1999, and the exercise prices for these options are $1.40 per share. In addition, the Company agreed to issue non-qualifying stock options with respect to 59,099 shares of the Company's Common Stock to persons not employed by the Company or its affiliates to replace vested options previously issued by TCO. All such non-qualifying stock options are immediately exercisable and have exercise prices of $1.40 per share.

EMPLOYMENT AGREEMENT
         In 1994, TCO-CA entered into an employment agreement with Mr. Shinn which initially had a term ending August 31, 1996. Pursuant to the agreement, Mr. Shinn agreed to serve as President of both TCO-CA and the Company. The employment agreement was terminated by mutual agreement of the parties on August 6, 1997. Notwithstanding the termination of the employment agreement, Mr. Shinn continues to be employed by and serve as President of the Company.

DIRECTOR COMPENSATION
         Non-management directors receive $15,000 per year paid in quarterly installments of $3,750, and $1,000 per day for each day they attend a board meeting or a committee meeting. Non-employee directors are also eligible to receive options under the Exstar Financial Corporation 1995 Directors Stock Option Plan; no options have been granted to such directors under this plan.

                       REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS
         In determining executive officer compensation for 1996, the Board of Directors aimed to provide competitive levels of compensation that relate compensation with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. In reducing the compensation for the Named Executive Officers for 1996, the Board of Directors considered the Company's performance in relation to the performances of comparable companies in the insurance industry.

EXECUTIVE OFFICER COMPENSATION
         The compensation for Mr. Shinn and the other executive officers, including the Named Executive Officers, for 1996 were determined by the Board of Directors based on subjective evaluations of each individual officer's performance and the Company's performance.

CHIEF EXECUTIVE OFFICER COMPENSATION
         Mr. O'Shaughnessy's compensation for 1996 was determined by the Board of Directors based on a subjective evaluation of his performance and the Company's performance.

                             COMPENSATION COMMITTEE
                             Peter J. O'Shaughnessy
                                Steven C. Shinn
                                David W. Fleming

                               PERFORMANCE GRAPH
         The graph set forth below compares the cumulative total stockholder return on the Common Stock of the Company from December 18, 1992 through December 31, 1996 with the cumulative total return on the Nasdaq Market Index and an index of publicly traded companies included in the Standard Industrial Classification Code #633 (Fire, Marine and Casualty Insurance) (the "Peer Group"), over the same period (assuming the investment of $100 in the Common Stock and each index at its closing on December 18, 1992 and the reinvestment of all dividends, if any). For calendar year 1992, the graph set forth below represents only the period from December 18, 1992 (the date of the Company's initial public offering) through December 31, 1992. For calendar year 1996, the graph set forth below represents only the period from January 1, 1996 through July 18, 1996 (the date the Company's Common Stock was delisted from the Nasdaq National Market).

                    COMPARISON OF CUMULATIVE TOTAL RETURN
                 OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


                              FISCAL YEAR ENDING
------------------------------                  -----------------------------------
COMPANY                         1992    1992      1993     1994     1995    1996
EXSTAR FINANCIAL CORP.          100     101.79    75.00    33.93     8.04     5.36
SIC. INDUSTRY INDEX             100     115.27   121.55   122.66   177.77   217.84
NASDAQ MARKET                   100     100.98   121.13   127.17   164.96   204.98




         The Company has selected the Peer Group rather than a published industry index because it believes that the Peer Group companies more accurately reflect the company's market segment and size. In management's view, the published indices considered either included companies in insurance businesses (such as life, medical and title insurance) which are not comparable to the Company's business or were dominated by companies with much larger market capitalizations.


                             CERTAIN TRANSACTIONS
         In June 1995, TCO acquired from Mr. O'Shaughnessy, its sole stockholder, a five acre parcel of real estate in satisfaction of amounts advanced to Mr. O'Shaughnessy during the second quarter of 1995. The purchase price, $285,000, was equal to Mr. O'Shaughnessy's basis in the property. The appraised value of the parcel as of the date of transfer was $325,000.

         During July 1995, the Company acquired from Mr. O'Shaughnessy eight parcels ranging in size from 20 to 28 acres for which the off-site improvements had been completed. The property was acquired subject to a first trust deed to an unrelated financial institution in the amount of $595,000. Also during July 1995, the Company acquired from Mr. O'Shaughnessy an eight acre residential property with a house and other improvements. This property was acquired subject to existing indebtedness of $1,126,000 and $644,000 to unrelated financial institutions, secured by first and second trust deeds, respectively. The purchase prices, as approved by the disinterested members of the Company s board of directors, were equal to Mr. O'Shaughnessy's costs in the properties, which were $1,114,000 in the case of the eight parcels (compared to an appraised value as of the date of transfer of $1,045,000) and $2,125,000 in the case of the residential property (compared to an appraised value as of the date of transfer of $2.8 million). If the properties are sold for less than the Company s costs, Mr. O'Shaughnessy has agreed to reimburse the Company for the differences. If the properties are sold at amounts less than their appraised values as of the dates they were acquired by the Company but more than their costs, any excess of proceeds (less costs to carry and sell the properties) over their costs will be paid to Mr. O'Shaughnessy. If the properties are sold for more than their appraised values as of the dates they were acquired by the Company, the excess over appraised values will be shared between the Company and Mr. O'Shaughnessy. During 1996, the Company sold six of the eight parcels for net proceeds of $623,000. As of December 31, 1996, Mr. O'Shaughnessy would have a liability to the Company of $213,000 based on such sales, though his ultimate liability, if any, will not be determined or payable until all of the properties have been sold. At December 31, 1996 the appraised values of the remaining parcels and the eight acre residential property totaled $2.7 million. Effective July 1995, the Company leased the eight acre residential property to Mr. O'Shaughnessy, which lease was terminated effective June 30, 1996. Rental income with respect to the eight acre residential property from Mr. O'Shaughnessy included in the income statements for the years ended December 31, 1996 and 1995 was $42,000 in each year. The rent for 1996 was settled though accruing an amount due from TCO, and TCO's adding the accrued amount to Mr. O'Shaughnessy's loan. The 1995 rent was treated as income to Mr. O'Shaughnessy with the Company recording compensation expense offset by rental income. Effective July 1996, the Company leased a different residential property included in real estate held for sale to Mr. O'Shaughnessy. Rental income from Mr. O'Shaughnessy on this property included in the income statement for the year ended December 31, 1996 was approximately $19,000, which amount was paid in cash by Mr. O'Shaughnessy. Rental income on the property included in the income statement from January 1997 through July 1997 was approximately $22,000, substantially all of which has been paid in cash by Mr.
O'Shaughnessy. During 1997, the principal amount of Mr. O'Shaughnessy's loan to TCO increased by $100,000.

         During each of 1995 and 1996, in consideration of TCO s meeting its repayment obligations under a loan agreement entered into by the Company and TCO in December 1993 ("Loan Agreement"), the Company released 170,000 of the shares of the Company's Common Stock then pledged to secure TCO s obligations under the Loan Agreement. As of December 31, 1996, 160,000 shares of the Company's Common Stock owned by TCO were still pledged under the Loan Agreement. Effective April 1, 1997, the Company acquired all of the shares of its Common Stock owned by TCO (536,000 shares) from TCO, including the 160,000 shares pledged at December 31, 1996, for a total payment of $5,360.

         The Master Agreement sets forth a number of rights and responsibilities between the Company and TCO and covers, among other things, the circumstances under which the Company has the option to acquire certain TCO operations. Under the terms of the Master Agreement, the Company has the option to acquire these operations in the event that, among other things, TCO-IL becomes insolvent or unable to continue operations. The purchase price, based on formulas defined in the Master Agreement, is to be equal to the sum of a multiple of the operations' then book value, plus a multiple of the operations' then revenues unrelated to the Company, net of certain expenses. Management believes the Company s right to acquire the TCO operations has been triggered, but has not elected to exercise such right.

         Since the end of 1995, the Company believes it has had a number of rights and remedies it could potentially assert against or with respect to TCO under the Master Agreement, the management agreements, the Loan Agreement and a lease between the Syndicate and TCO-CA. Among other things, the Company (i) could have asserted its right to acquire TCO or TCO s operations or otherwise asserted its remedies under the Master Agreement, (ii) could have, because TCO s financial condition apparently breached certain financial covenants of the Loan Agreement, asserted its right to accelerate TCO s loan payments or otherwise asserted its remedies under the Loan Agreement, and (iii) could have asserted its rights under the lease to require that TCO-CA continue as lessee or pay damages. Additionally, the Company believes TCO failed to pay the Syndicate and Alpine $9.7 million of agents balances due in accordance with the terms and conditions of the management agreements. As a result, the Company could have sought to assert its remedies, including retaining ownership of TCO s renewals, under the management agreements.

         The Company determined to forego asserting the foregoing or other rights it could have asserted under the Master Agreement, the management agreements, the Loan Agreement, the lease or otherwise. In lieu thereof, the Company agreed to termination of the management agreements, subject to a final determination of obligations and liabilities between the Company and TCO, and to the termination of the lease. The management agreement between Alpine and TCO was terminated effective July 31, 1996. The management agreement between TCO and the Syndicate was terminated effective December 31, 1996 (except with respect to the profit sharing provision which was terminated effective September 30, 1996).

         In addition, the Company agreed to accept certain business assets and receivables of TCO in satisfaction of certain obligations owed to the Company and Alpine under the Loan Agreement. As of December 31, 1996, TCO owed principal of $2.2 million to the Company and $2.4 million to Alpine pursuant to the Loan Agreement. In June 1997, the Company's Board of Directors approved the Company's acceptance of furniture, fixtures and computer hardware and systems of TCO with a book value of approximately $36,000 and a current appraised value of approximately $2.4 million in repayment of principal owed to the Company under the Loan Agreement. In addition, TCO satisfied its payment obligations to the Company and Alpine in the first and second quarters of 1997, in part, through the transfer to the Company and Alpine of TCO's rights in interest receivable from an unaffiliated insurer under an Insurance Underwriting Management Agreement between TCO and the unaffiliated insurer dated April 1, 1987. The amounts of interest payable by TCO to the Company and Alpine under the Loan Agreement not otherwise paid in cash (and, correspondingly, the amounts of receivables transferred) in the first and second quarters of 1997 were $80,000 and $64,000, respectively. No resolution has yet been reached with respect to the principal amount of TCO's debt to Alpine.

         Further, in lieu of exercising its rights under the Master Agreement, the management agreements, the Loan Agreement or otherwise, the Company agreed to allow certain remaining assets of TCO to be used by Transre and Claims Control Corporation ("Claims Control"), which are subsidiaries of TCO Holdings, and E&S, a company wholly owned by Peter O'Shaughnessy. The assets are being used to produce insurance and handle claims for United Capitol Insurance Company (together with its affiliates, "UCIC"), which agreed, effective April 1, 1997, to cede to Alpine as a reinsurer a portion of such insurance.

         The Company has also consented to TCO s use of certain of TCO s assets and cash flows, that the Company otherwise might have attempted to claim for itself, to satisfy obligations to third parties, including tax obligations, obligations to an unaffiliated insurance company, obligations owed to the holder of preferred stock of TCO Holdings, and obligations under an office lease to which TCO is subject. It is anticipated that such obligations will be satisfied, in whole or in part, from (i) a portion of any profits realized by Transre and E&S under the Limited Agency Agreement (as defined below), and (ii) a fee paid to TCO Holdings in connection with the Quota Share Arrangement (as defined below). Mr. O'Shaughnessy may have contingent liability with respect to certain of these TCO obligations, and, consequently, may benefit from their satisfaction through the use of such assets and cash flows.

         Pursuant to the respective management agreements between the Syndicate and TCO and Alpine and TCO, commissions and fees, including profit sharing, credited by the Syndicate and Alpine to TCO totaled $5,582,000, $24,672,000 and $18,956,000 in 1996, 1995 and 1994, respectively. The management agreements were terminated in 1996.

         During 1987, the Syndicate and Alpine issued a policy to provide stop-loss coverage on business written by an unaffiliated insurer and produced by TCO. As consideration, the Syndicate and Alpine are entitled to 2.5% of the unaffiliated insurer s written premium on the business. Total written premium subject to the stop-loss coverage was $345,000, $1,320,000 and $2,253,000 in 1996, 1995 and 1994, respectively. Both the Syndicate and Alpine have furnished the unaffiliated insurer with letters of credit fully collateralized by fixed maturity investments, certificates of deposit and other short-term investments in the amount of $7,900,000 as of December 31, 1996, 1995 and 1994, to provide security for their and TCO's performance in connection with this arrangement. Since July 1, 1992, as consideration for the letters of credit provided by the Syndicate and Alpine, the Company has been receiving the interest earned on funds on deposit with the unaffiliated insurance company.
As additional consideration, TCO has assigned to the Company any contingent amounts from the unaffiliated insurance company up to $1.0 million per year. The Company did not receive any amounts under this arrangement in 1997 (through July 31), 1996 or 1995. The Company received $1.3 million in 1994 under this arrangement.

         The Company owns two office buildings in Solvang, California. The Company, until June 1996, leased the two office buildings to TCO. The rental income from TCO included in the income statements for the years ended December 31, 1996, 1995, and 1994 was $228,000, $584,000 and $577,000, respectively.
The lease was terminated in 1996, as described above.

         Effective as of April 1, 1997, Alpine entered into a casualty quota share reinsurance agreement ("Quota Share Arrangement") with UCIC. In connection with the Quota Share Arrangement, Alpine has agreed to pay UCIC a ceding commission of 30% of the premium assumed by Alpine. This ceding commission is to compensate UCIC for expenses incurred by UCIC generally in obtaining the insurance which is subject to the Quota Share Arrangement. In addition, Transre and E&S have entered into a Limited Agency Agreement ("Limited Agency Agreement") with UCIC pursuant to which Transre and E&S produce for UCIC business of the type previously produced for the Company by TCO-IL. UCIC pays Transre and E&S a fee of 27.5% of the premium produced by them pursuant to the Limited Agency Agreement. The ceding commission paid by Alpine, consequently, may indirectly benefit Transre and E&S, as well as the employees of Alpine whose compensation is paid in part by reimbursements to Alpine from Transre and E&S. In addition, effective April 1, 1997, Alpine and TCO Holdings entered into a Service Agreement under which Alpine agreed to pay to TCO Holdings a fee equal to 3.75% of the reinsurance premiums received by Alpine from UCIC pursuant to the Quota Share Arrangement. In return, TCO Holdings agreed to perform certain services for Alpine in connection with the structuring, consummation and administration of the Quota Share Arrangement. Such fee is expected to be utilized by TCO Holdings for the satisfaction of obligations to certain third parties not affiliated with the Company.

         The Syndicate contracted under an underwriting management agreement with Camelback Reinsurance Underwriters, Inc., a subsidiary of TCO Holdings ("Camelback"), to assume premiums on various treaties for which Camelback was the underwriting manager. The Syndicate's total premiums assumed pursuant to those treaties were $147,000, $1,150,000 and $1,257,000 in 1996, 1995 and 1994,
respectively. The contract was terminated during 1996, and Camelback is in the process of winding up its operations.

         The Syndicate and Alpine derived premiums on insurance produced for them by Trinity E&S Insurance Services, a company majority owned by Mr. O'Shaughnessy ("Trinity"). The gross premiums derived by the Syndicate and Alpine from Trinity were $1,575,000, $5,726,000 and $4,452,000 in 1996, 1995 and 1994, respectively.

         During 1991, the Company made construction loans to Trinity for construction of a new office building. The outstanding loan balances at December 31, 1996 and 1995, were $1,096,000 and $1,105,000, respectively. The outstanding loan balance at July 31, 1997 was $1,089,000.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         The following table sets forth, as of July 31, 1997, certain information with respect to the beneficial ownership of Exstar Common Stock by
(i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee, and (i/ii) all Company executive officers, directors and nominees as a group.

                                                         NUMBER OF SHARES BENEFICIALLY        PERCENT OF
                NAME AND ADDRESS                                    OWNED(1)                  OWNERSHIP
            ----------------------                       ------------------------------      -----------
  Peter J. O'Shaughnessy                                           3,244,967(2)               65.18%
    1460 Calzada Avenue
    Santa Ynez, CA  93460
  Steven C. Shinn                                                    120,483(3)                2.4%
    705 Mesa Drive
    Solvang, CA  93463
  David W. Fleming                                                     10,000                   *
    c/o Latham & Watkins
    10 Universal City Plaza
    Suite 2570
    Universal City, CA  91608-1002

  Richard G. Kersten                                                   9,163(4)                 *
  Mark Rosenberg                                                       5,333(4)                 *
  Frank A. Johnson                                                        --                    --

  All executive officers,
    directors and nominees as
    a group (6 persons)                                            3,389,946(5)               67.2%
------------------

(1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2) Includes 16,667 shares issuable upon the exercise of vested options.
(3) Includes 48,783 shares issuable upon the exercise of vested options.
(4) Represents shares issuable upon the exercise of vested options.
(5) Includes a total of 79,946 shares issuable upon the exercise of vested options owned by Messrs. O'Shaughnessy, Shinn, Kersten and Rosenberg.
*   Less than 1%.


                                 OTHER MATTERS
         STOCKHOLDER LIST. A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, commencing September 6, 1997 and continuing through the date of the Annual Meeting, at the principal offices of the Company, 2029 Village Lane, Solvang, California 93463-2275 and at the Los Olivos Grand Hotel, 2860 Grand Avenue, Los Olivos, California 93441.

         SOLICITATION. The cost of this proxy solicitation will be borne by the Company. The Company may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest. This Proxy Statement and the accompanying proxy materials are being sent to stockholders on or about August 22, 1997.

         PROPOSALS OF STOCKHOLDERS. Proposals of stockholders intended to be considered at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to August 22, 1998.

         OTHER BUSINESS. The Board of Directors is not aware of any other matters to be presented at the September 16, 1997 Annual Meeting of Stockholders other than those mentioned in the Company's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the meeting, however, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

         ANNUAL REPORT TO STOCKHOLDERS. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 containing financial and other information pertaining to the Company is being furnished to stockholders simultaneously with the Proxy Statement. The Financial Statements of the Company contained in the Annual Report are incorporated herein by reference.

         ADDITIONAL INFORMATION. The Company will furnish without charge a copy of its Annual Report on Form 10-K for its fiscal year ended December 31, 1996, as filed with the SEC upon the written request of any person who is a stockholder as of the record date. Requests for such materials should be directed to Exstar Financial Corporation, 2029 Village Lane, Solvang, California 93463-2275, Attention: Richard G. Kersten.

                                     By order of the Board of Directors

                                     RICHARD G. KERSTEN
                                     Secretary

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

           EXSTAR FINANCIAL                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           CORPORATION
           2029 VILLAGE LANE, SOLVANG,        TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS
           CALIFORNIA 93463-2275              OF THE BOARD OF DIRECTORS OF EXSTAR FINANCIAL CORPORATION, SIGN AND
           PROXY FOR THE ANNUAL               DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.
           MEETING OF STOCKHOLDERS
           TO BE HELD ON                      The undersigned holder of Common Stock, par value $.01 per share, of
           SEPTEMBER 16, 1997                 Exstar Financial Corporation (the "Company") hereby appoints Steven C.
                                              Shinn as proxy to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the "Annual
                                              Meeting") to be held on Tuesday, September 16, 1997, at 9:00 a.m., local time, at the Los Olivos Grand Hotel, 2860 Grand Avenue, Los
                                              Olivos, California, and at any adjournments thereof, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

           1. ELECTION OF DIRECTORS         [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY

                                            (except as marked to the contrary below)      to vote for all nominees listed below

              (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below)

                                            STEVEN C. SHINN                               DAVID W. FLEMING

              If a nominee becomes unavailable for election or unable to serve as a director, the votes will be cast for a person that will be designated by the Board of Directors of the Company.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

                (continued, and to be signed, on reverse side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (continued from other side)

   This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

   PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                                              ---------------------------
                                              Dated:

                                              ---------------------------

                                              Signature of Stockholder or
                                              Authorized Representative

                                              ---------------------------

                                              Signature (if held jointly)

   Please date and sign exactly as the name appears hereon. When signing as executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give title as such. When signing as corporation, please sign in full corporate name by President or other authorized officer. If you sign for a partnership, please sign in partnership name by an authorized person.